Exhibit 23.3

August 4, 2014

CONSENT OF PROPTESTER, INC.

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”) relating to our reports summarizing the crush strength testing performed by us and references to our firm in the form and context in which they appear in the Annual Report. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Very truly yours,

PROPTESTER, INC.

By: /s/ Ian Renkes

Ian Renkes, VP of Operations

Cyprus, Texas